SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 --------------

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                   to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                         Commission File Number 0-23477

                                 ICON CMT CORP.
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               (Exact name of registrant as specified in charter)


                              1200 Harbor Boulevard
                           Weehawken, New Jersey 07087
                                 (201) 601-2000
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)


                     Common Stock, par value $.001 per share
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)      [ X ]          Rule 12h-3(b)(1)(ii)     [   ]
    Rule 12g-4(a)(1)(ii)     [   ]          Rule 12h-3(b)(2)(i)      [   ]
    Rule 12g-4(a)(2)(i)      [   ]          Rule 12h-3(b)(2)(ii)     [   ]
    Rule 12g-4(a)(2)(ii)     [   ]          Rule 15d-6               [   ]
    Rule 12h-3(b)(1)(i)      [   ]

Approximate number of holders of record as of the certification or notice date:1

                  Pursuant to the requirement of the Securities Exchange Act of 1934, Icon CMT Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  December 31, 1998

                                                 ICON CMT CORP.


                                                 By: /s/ Kenneth J. Hall
                                                     ---------------------------
                                                         Kenneth J. Hall
                                                         Senior Vice President,
                                                         Chief Financial Officer
                                                         and Treasurer


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